Daktronics, Inc. Announces Second Quarter Fiscal 2014 Results

Brookings, S.D. – November 19, 2013 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2014 second quarter net sales of $161.6 million and net income of $11.8 million, or $0.27 per diluted share, compared to net sales of $149.9 million and net income of $11.5 million, or $0.27 per diluted share, for the second quarter of fiscal 2013.   Fiscal 2014 second quarter orders were $127.0 million compared to $110.3 million for the second quarter of fiscal 2013. Backlog at the end of the fiscal 2014 second quarter was $132 million, compared with a backlog of $128 million a year earlier and $167 million at the end of the first quarter of fiscal 2014.

Net sales, net income and earnings per share for the six months ended October 26, 2013 were $300.4 million, $17.5 million and $0.41 per diluted share, respectively. This compares to $282.8 million, $18.2 million and $0.43 per diluted share, respectively, for the same period in fiscal 2013.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $24.5 million for the first six months of fiscal 2014, compared to $29.8 million for the same period in fiscal 2013.  Cash and marketable securities at the end of the second quarter of fiscal 2014 were $77.6 million, which compares to $64.7 million at the end of fiscal 2013 and $79.1 million at the end of the second quarter of fiscal 2013.

“We are pleased with our order level for the quarter and success in manufacturing, delivering, and installing a number of projects. Our resources were highly utilized as we achieved the highest level of sales in a quarter since fiscal 2009. Order bookings during the second quarter of fiscal 2014 increased 15 percent compared to last year same quarter. This allows us to enter into the third quarter with a higher backlog as compared to last year at this same time,” said Reece Kurtenbach, president and chief executive officer.

Gross profit levels were lower compared to the second quarter of fiscal 2013 due to inherent variability in gross profit levels typical with large projects and a higher warranty percentage of sales as compared to the same period last year. Operating expenses in the second quarter of fiscal 2014 decreased by approximately one percent as a percentage of sales to 16 percent.

Orders

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Orders in the Commercial business unit increased approximately 19 percent in the second quarter of fiscal 2014 compared to the second quarter of fiscal 2013. The increase in orders was primarily the result of improvements in the volume and size of projects in our large video contract business. During the quarter we booked three large video contracts totaling $4 million.

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Orders in the Live Events business unit increased approximately six percent compared to the second quarter of fiscal 2013. The increase in orders has been largely due to being awarded five orders for upgrade projects totaling $9.5 million for the quarter.

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Orders in the Schools and Theatres business unit declined by approximately two percent for the second quarter of fiscal 2014 compared to the same period in fiscal 2013. Although the number of video projects for high schools was about the same as last year, the average selling price this year was less.

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Orders in the Transportation business unit increased approximately 56 percent compared to the same period in fiscal 2013. Orders during the second quarter of fiscal 2014, included a $2.5 million order for our new full color Vanguard product introduced at the beginning of this fiscal year.

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Orders in the International business unit increased approximately 21 percent over the second quarter of fiscal 2013. During the second quarter of fiscal 2014 we were awarded nine projects for approximately $18 million for both commercial and sports large video projects.

Outlook
Reece Kurtenbach added, “We continue to see opportunities in the worldwide marketplace going into the second half of our fiscal year. There are a number of opportunities in the Live Events business unit for large video system replacements and in our International business unit for large sports and commercial type video systems applications. We believe our product line and systems delivery capabilities will provide us the ability to secure orders to support modest sales growth in fiscal 2014 and achieve improved financial performance for the second half of the year as compared to the second half of fiscal 2013. We continue to focus on our strategic goals to improve operating margins. Supplier and manufacturing quality are two key areas we will continue working on over the next quarters. In addition, we continue to select and work on initiatives across the company to increase gross profit margins and control operating expenses. Our product development team continues to focus on developing additional outdoor surface mount technology, software platforms, and upgrading our architectural lighting and media mesh product platforms.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2013 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	October 26, 2013	October 27, 2012	October 26, 2013	October 27, 2012

Net sales	$161,639	$149,871	$300,361	$282,790
Cost of goods sold	118,274	107,519	221,494	204,048
Gross profit	43,365	42,352	78,867	78,742

Operating expenses:
Selling expense	13,304	12,796	26,922	25,876
General and administrative	6,804	6,850	14,103	13,431
Product design and development	5,692	5,845	11,681	11,866
	25,800	25,491	52,706	51,173
Operating income	17,565	16,861	26,161	27,569

Nonoperating income (expense):
Interest income	312	348	655	779
Interest expense	(12)	(36)	(127)	(123)
Other income (expense), net	278	150	(114)	(30)

Income before income taxes	18,143	17,323	26,575	28,195
Income tax expense	6,353	5,776	9,066	9,970
Net income	$11,790	$11,547	$17,509	$18,225

Weighted average shares outstanding:
Basic	42,709	42,163	42,639	42,138
Diluted	43,002	42,316	43,023	42,287

Earnings per share:
Basic	$0.28	$0.27	$0.41	$0.43
Diluted	$0.27	$0.27	$0.41	$0.43

Cash dividends declared per share	$0.090	$—	$0.210	$0.115

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	October 26, 2013	April 27, 2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$52,265	$40,676
Marketable securities	25,367	24,052
Accounts receivable, net	66,913	63,227
Inventories, net	51,308	49,045
Costs and estimated earnings in excess of billings	41,847	39,355
Current maturities of long-term receivables	5,839	4,807
Prepaid expenses and other assets	5,290	6,185
Deferred income taxes	12,355	12,755
Income tax receivables	2,012	46
Property and equipment and other assets available for sale	3,050	—
Total current assets	266,246	240,148

Long-term receivables, less current maturities	9,912	11,325
Goodwill	4,682	3,306
Intangibles, net	1,799	1,181
Advertising rights, net and other assets	702	772
Deferred income taxes	1,276	1,061
	18,371	17,645
PROPERTY AND EQUIPMENT:
Land	2,363	1,497
Buildings	59,343	57,012
Machinery and equipment	68,003	65,600
Office furniture and equipment	16,112	16,118
Computer software and hardware	42,870	41,745
Equipment held for rental	868	868
Demonstration equipment	8,238	8,400
Transportation equipment	4,378	4,026
	202,175	195,266
Less accumulated depreciation	139,159	133,641
	63,016	61,625
TOTAL ASSETS	$347,633	$319,418

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	October 26, 2013	April 27, 2013
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	40,883	38,651
Accrued expenses	26,464	24,331
Warranty obligations	14,699	13,933
Billings in excess of costs and estimated earnings	15,855	14,245
Customer deposits (billed or collected)	16,533	12,375
Deferred revenue (billed or collected)	8,509	9,112
Current portion of other long-term obligations	940	356
Income taxes payable	1,297	1,689
Total current liabilities	125,180	114,692

Long-term warranty obligations	12,048	11,213
Long-term deferred revenue (billed or collected)	5,787	4,424
Other long-term obligations, less current maturities	3,170	843
Total long-term liabilities	21,005	16,480
TOTAL LIABILITIES	146,185	131,172

SHAREHOLDERS' EQUITY:
Common stock	40,341	37,429
Additional paid-in capital	28,606	27,194
Retained earnings	132,325	123,750
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive income (loss)	185	(118)
TOTAL SHAREHOLDERS' EQUITY	201,448	188,246
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$347,633	$319,418

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended
	October 26, 2013	October 27, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,509	$18,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,190	7,717
Amortization	181	114
Amortization of premium/discount on marketable securities	116	93
Gain on sale of property and equipment	(76)	(11)
Share-based compensation	1,456	1,654
Excess tax benefits from share-based compensation	(19)	(13)
Provision for doubtful accounts	364	(187)
Deferred income taxes, net	186	(258)
Change in operating assets and liabilities	3,719	6,708
Net cash provided by operating activities	30,626	34,042

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,285)	(4,331)
Proceeds from sale of property and equipment	133	119
Purchases of marketable securities	(4,422)	(6,828)
Proceeds from sales or maturities of marketable securities	2,958	5,992
Acquisition, net of cash acquired	(1,298)	—
Net cash used in investing activities	(8,914)	(5,048)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	—	(982)
Proceeds from exercise of stock options	2,145	439
Excess tax benefits from share-based compensation	19	13
Principal payments on long-term obligations	(3,640)	—
Dividends paid	(8,934)	(4,832)
Net cash used in financing activities	(10,410)	(5,362)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	306	39
NET INCREASE IN CASH AND CASH EQUIVALENTS	11,608	23,671

CASH AND CASH EQUIVALENTS:
Beginning of period	40,628	29,423
End of period	$52,236	$53,094

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	October 26, 2013	October 27, 2012	October 26, 2013	October 27, 2012
Net Sales:
Commercial	$44,973	$39,773	$78,674	$78,130
Live Events	58,175	50,604	113,252	95,113
Schools & Theatres	18,823	21,688	36,740	39,861
Transportation	15,238	17,571	28,280	34,167
International	24,430	20,235	43,415	35,519
	$161,639	$149,871	$300,361	$282,790
Orders:
Commercial	$38,147	$32,035	$75,122	$76,634
Live Events	36,160	34,195	103,560	84,894
Schools & Theatres	14,142	14,465	33,693	37,923
Transportation	11,708	7,496	25,677	39,532
International	26,797	22,141	48,185	44,891
	$126,954	$110,332	$286,237	$283,874

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Six Months Ended
	October 26, 2013	October 27, 2012
Net cash provided by operating activities	$30,626	$34,042
Purchases of property and equipment	(6,285)	(4,331)
Proceeds from sales of property and equipment	133	119
Free cash flow	$24,474	$29,830

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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